Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Investors:
Edward C. English, Vice President, Chief Financial Officer and Treasurer of
PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4320
or ted.english@praecis.com

PRAECIS PHARMACEUTICALS INCORPORATED

Announces Issuance of Final

National Coverage Determination for Plenaxis®

Waltham, MA — March 16, 2005 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced that the Centers for Medicare and Medicaid Services (CMS) has issued a National Coverage Determination (NCD) for Abarelix (Plenaxis®).

PRAECIS filed a formal request with CMS for a NCD in order to ensure both consistent coverage nationwide for Plenaxis® (abarelix for injectable suspension) and compliance with its risk management program, known as the Plenaxis® User Safety (PLUS) Program.  NCDs are issued by the Secretary of Health and Human Services where coverage for a particular item or service is better defined on a nationwide basis.

As previously announced, in December 2004, CMS issued a draft decision memorandum relating to PRAECIS’ request.  Consistent with the Company’s formal request and with the specifications of the label approved by the United States Food and Drug Administration (FDA), CMS has approved Medicare coverage for Plenaxis® under the following conditions:  (1) the product must be administered to a patient meeting all of the criteria of the labeled indication; and (2) the prescribing physician must be enrolled in the PLUS Program.  When used in accordance with the product’s label, there is no limitation on coverage under the NCD regardless of the duration of Plenaxis® therapy.  The NCD further provides that any off-label use of Plenaxis® will not be covered unless CMS extends coverage through a reconsideration of the NCD.  This is also consistent with the Company’s formal request and with the specifications of the FDA approved label.

In its efforts to ensure consistent nationwide coverage and reimbursement, PRAECIS is also working with CMS to address certain local Medicare carrier coverage determinations that were issued or proposed prior to the issuance of the NCD.  PRAECIS believes that these local coverage determinations are inconsistent with the NCD.

Commenting on the NCD, Kevin F. McLaughlin, PRAECIS’ President and Chief Executive Officer, stated, “We are extremely pleased that our request for a NCD for Plenaxis® was approved.  We would like to again thank CMS for its speed and responsiveness in evaluating our request for coverage and addressing our comments to the draft decision memorandum.  We are hopeful that the NCD will alleviate many of the concerns that have been raised by prescribers about the scope of coverage and reimbursement for use of Plenaxis® in advanced symptomatic prostate cancer patients falling within the labeled indication.”

Further commenting on the significance of the NCD, Marc B. Garnick, M.D., PRAECIS’ Executive Vice President and Chief Medical and Regulatory Officer, stated, “A substantial majority of advanced symptomatic prostate cancer patients are likely to be Medicare beneficiaries due to the average patient age at the time of diagnosis and treatment.  With the issuance of the NCD, Plenaxis®, an innovative therapy for advanced symptomatic prostate cancer, should be available for indicated patients who currently have limited medical treatment alternatives.”

“In requesting the NCD, PRAECIS also proposed that CMS cover Plenaxis® in practical clinical trials approved by CMS,” continued Dr. Garnick.  “We are encouraged that CMS has opened a public dialogue on practical clinical trial policy and that such coverage for Plenaxis® could be addressed in connection with this broader initiative.”

About Plenaxis®

Plenaxis® is indicated for the palliative treatment of men with advanced symptomatic prostate cancer, in whom LHRH agonist therapy is not appropriate and who refuse surgical castration, and have one or more of the following: (1) risk of neurological compromise due to metastases, (2) ureteral or bladder outlet obstruction due to local encroachment or metastatic disease, or (3) severe bone pain from skeletal metastases persisting on narcotic analgesia.  Plenaxis® is not indicated in women or children.

For safety reasons, Plenaxis® was approved with marketing restrictions.  Only physicians who have enrolled in the PLUS Program, based on their attestation of qualifications and acceptance of responsibilities, may prescribe Plenaxis®.

Immediate-onset systemic allergic reactions, some resulting in hypotension or syncope, have occurred after administration of Plenaxis®.  These immediate-onset reactions have been reported to occur following any administration of Plenaxis®, including after the initial dose.  The cumulative risk of such a reaction increases with the duration of treatment.  In a clinical trial of patients with advanced, symptomatic prostate cancer, 3 of 81 (3.7%) patients experienced an immediate-onset systemic allergic reaction within minutes of receiving Plenaxis®.  Following each injection of Plenaxis®, patients should be observed for at least 30 minutes in the office and in the event of an allergic reaction, managed appropriately.  The effectiveness of Plenaxis® in suppressing serum testosterone to castrate levels decreases with continued dosing in some patients.  Effectiveness beyond 12 months has not been established.  Treatment failure can be detected by measuring serum total testosterone concentrations just prior to administration on Day 29 and every 8 weeks thereafter.

Full prescribing information for Plenaxis® can be found at www.plenaxis.com.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies that either address unmet medical needs or offer improvements over existing therapies.  PRAECIS has received approval from the FDA to market Plenaxis® (abarelix for injectable suspension) in the United States.  PRAECIS also has an innovative development pipeline, including clinical programs in Alzheimer’s disease, non-Hodgkin’s lymphoma, and androgen-independent prostate cancer, as well as early stage discovery programs and an enhanced technology platform known as Direct Select.

This news release contains forward-looking statements, including, but not limited to, statements regarding Medicare coverage for Plenaxis® under, and the effect of, the National Coverage Determination issued by the Centers for Medicare and Medicaid Services.  These statements are based on the Company’s current beliefs and expectations as to future outcomes.  Such statements are subject to numerous factors and uncertainties. These include, but are not limited to, the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Plenaxis® and the PLUS™ Program are trademarks of PRAECIS PHARMACEUTICALS INCORPORATED.